Exhibit 8.1

[Vorys, Sater, Seymour and Pease LLP Letterhead]

April 9, 2014

Insight Bank

150 W. Wilson Bridge Road

Worthington, Ohio 43085

Ladies and Gentlemen:

You have requested our opinion as to the material U.S. federal income tax consequences of the merger (the “Merger”) of Insight Bank, an Ohio state-chartered bank (“Insight”), with and into First Financial Bank, National Association (“First Financial”), a national banking association and a wholly owned subsidiary of First Financial Bancorp., an Ohio corporation (“Parent”), pursuant to the Agreement and Plan of Merger, dated as of December 19, 2013, by and among Insight, First Financial, and Parent (the “Agreement”). All capitalized terms used herein, unless otherwise specified, have the meanings assigned to them in the Agreement.

In rendering this opinion, we have examined the originals or certified, conformed, or reproduction copies of, and have relied, with your permission, upon the accuracy of, without independent verification or investigation: (i) the Agreement, (ii) the statements and representations contained in: (a) the certificate of representations of Parent (on behalf of itself and First Financial), executed by a duly authorized officer of Parent and dated as of the date hereof, and (b) the certificate of representations of Insight, executed by a duly authorized officer of Insight and dated as of the date hereof (collectively, the “Certificates”), (iii) the Registration Statement of Parent on Form S-4, and the proxy statement of Insight and the prospectus of Parent included therein, filed with the Securities and Exchange Commission (the “SEC”) on the date hereof (collectively, the “Registration Statement”), and (iv) such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below.

In connection with our review of the Agreement, the Certificates, the Registration Statement, and the other documents referenced above, we have assumed the genuineness of all signatures, the authenticity of all items submitted to us as originals, the uniformity with authentic originals of all items submitted to us as copies, and the conformity to final versions of all items submitted to us in draft version. We also have assumed, without independent verification or investigation, that: (i) we have been provided with true, correct, and complete copies of all such documents, (ii) none of such documents has been amended or modified, (iii) all such documents are in full force and effect in accordance with the terms thereof, (iv) there are no other documents which affect the opinion hereinafter set forth, and (v) the documents reviewed by us reflect the entire agreement of the parties thereto with respect

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to the subject matter thereof. In addition, we assume that all representations made to the knowledge of any person or entity or with similar qualification are, and will be as of the Effective Time (as defined below), true and correct as if made without such qualification and that neither Parent nor Insight will notify us at or before the Effective Time that any statement or representation made in a Certificate is no longer complete and accurate. In addition, we assume that any holder of shares of Insight Common Stock (as defined below) that has asserted, as of the Effective Time, rights to appraisal will receive, pursuant to statutory procedures, an amount per share of Insight Common Stock that will not materially exceed the Merger Consideration (as defined below). We further assume that all 4,250 issued and outstanding shares of Insight Series A Preferred Stock (as defined below) will be redeemed or otherwise eliminated prior to the Effective Time, with First Financial being the source of the funds. Finally, we assume that none of Insight, First Financial, or Parent will waive any of the conditions to closing set forth in Article VI of the Agreement. All assumptions described above have been made with your permission.

Our opinion is based on the understanding that the relevant facts are, and will be as of the Effective Time, as set forth in this opinion. If this understanding is incorrect or incomplete in any respect, our opinion may be affected. Our opinion also is based on the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury Department regulations promulgated thereunder, case law, and rulings of the Internal Revenue Service (the “IRS”) as they now exist. These authorities are all subject to change, and such change may be made with retroactive effect. We can give no assurance that, after any such change, our opinion would not be different. Our opinion is not binding on the IRS or the courts, and no ruling has been, or will be, requested from the IRS as to any federal income tax consequence described below.

DESCRIPTION OF THE MERGER

The Merger shall become effective upon the filing of a certificate of merger with the Ohio Secretary of State, or such time thereafter, if any, as is agreed to in writing by Parent and First Financial and so provided in the certificate of merger. The term “Effective Time” means the date and time when the Merger becomes effective. As a result of the Merger, First Financial will be the surviving entity, and the separate legal existence of Insight will cease.

As of December 19, 2013, the authorized capital stock of Insight consisted of (i) 1,956,000 shares of common stock, par value $1.00 per share (“Insight Common Stock”), of which 1,630,000 shares were issued and outstanding, and (ii) 200,000 shares of preferred stock, of which 4,250 shares of Senior Non-Cumulative Perpetual Preferred Stock, Series A (“Insight Series A Preferred Stock”) were issued and outstanding. As of December 19, 2013, no shares of Insight Common Stock or Insight Series A Preferred Stock were reserved for issuance except for (i) 306,259 shares of Insight Common Stock reserved for issuance upon the exercise of

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outstanding Insight Stock Options and (ii) 19,741 shares of Insight Common Stock reserved for issuance pursuant to future awards under the Insight Stock Option Plan.

At the Effective Time, all shares of Insight Common Stock that are held by Insight as treasury shares, by Parent or First Financial, or by any wholly owned Subsidiary of Parent, First Financial, or Insight immediately prior to the Effective Time (collectively, the “Excluded Shares”) shall automatically be canceled and cease to exist, and no consideration shall be delivered or deliverable therefor.

At the Effective Time, subject to the other provisions of the Agreement, including Section 2.17 of the Agreement, as discussed below, each share of Insight Common Stock issued and outstanding immediately prior to the Effective Time (excluding any Excluded Shares and any Appraisal Shares (as defined below)) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and shall thereafter represent the right to receive the following consideration (the “Merger Consideration”): (i) cash in an amount equal to the Parent Share Value (as defined below), multiplied by the Exchange Ratio (as defined below), further multiplied by the difference between 100% and the Stock Consideration Ratio (as defined below), and (ii) a number of shares of Parent common stock (“Parent Common Stock”) equal to the Exchange Ratio, multiplied by the Stock Consideration Ratio.

The “Stock Consideration Ratio” is 80%, subject to adjustment pursuant to Section 2.7(b) of the Agreement, as discussed below. The “Exchange Ratio” is a number equal to $33,415,000, divided by the total number of shares of Insight Common Stock issued and outstanding as of the Effective Time, further divided by the “Parent Share Value.” The “Parent Share Value” is the average closing price of Parent Common Stock for a specified pre-closing period (the “Parent Share Average Closing Price”), subject to a minimum and maximum price of $13.86 and $18.76, respectively, and further subject to adjustment by Parent pursuant to Section 7.1(e) of the Agreement, as discussed below.

Section 2.7(b) of the Agreement provides that, subject to Section 2.17 of the Agreement, as discussed below, (i) if the Parent Share Average Closing Price is less than $13.86, Insight may, upon written notice to First Financial and Parent, reduce the Stock Consideration Ratio to no less than 75%, and (ii) if the Parent Share Average Closing Price is more than $18.76, First Financial may, upon written notice to Insight, reduce the Stock Consideration Ratio to no less than 75%; provided that no such reduction shall be permitted to the extent it would result in a failure of the Merger to qualify as a reorganization under Sections 368(a)(1)(A) and 368(a)(2)(D) of the Code.

Under Section 2.17 of the Agreement, notwithstanding anything in the Agreement to the contrary, to preserve the qualification of the Merger as a reorganization under Sections 368(a)(1)(A) and 368(a)(2)(D) of the Code, if the aggregate value of the shares of

April 9, 2014

Parent Common Stock to be issued in connection with the Merger (excluding the value of fractional shares of Parent Common Stock for which cash is to be paid, as described below) (the “Tax-Adjuster Stock Consideration”) would be less than 40% of the sum of the Tax-Adjuster Stock Consideration and the “Tax-Adjuster Cash Consideration,” the cash and stock portions of the Merger Consideration will be adjusted, without changing the value of the Merger Consideration, so that the Tax-Adjuster Stock Consideration is equal to 40% of the sum of the Tax-Adjuster Stock Consideration and the Tax-Adjuster Cash Consideration. The “Tax-Adjuster Cash Consideration” is the sum of (i) the aggregate cash consideration to be paid in exchange for Insight Common Stock (including Appraisal Shares, as discussed below), (ii) the aggregate cash consideration to be paid in lieu of fractional shares of Parent Common Stock, as discussed below, and (iii) the aggregate cash consideration to be paid in connection with the redemption or other elimination of Insight Series A Preferred Stock.

Section 7.1(e) of the Agreement provides that, if the Parent Share Average Closing Price is less than $12.23 and the Parent Common Stock underperforms compared to a specified peer group index by more than 25%, Insight may terminate the Agreement unless Parent elects to adjust the Parent Share Value such that the Parent Share Value shall be deemed to equal the Parent Share Average Closing Price.

Immediately prior to the Effective Time, each Insight Stock Option shall be cancelled and only entitle the holder thereof to receive an amount in cash (subject to any required Tax withholding), without interest, equal to (i) the total number of shares of Insight Common Stock subject to the Insight Stock Option, multiplied by (ii) the excess, if any, of (a) the Exchange Ratio multiplied by the Parent Share Value over (b) the exercise price for the applicable Insight Stock Option.

If, after the date of the Agreement and at or prior to the Effective Time, the outstanding shares of Parent Common Stock or Insight Common Stock are changed into a different number of shares or type of securities by reason of any reclassification, recapitalization, split-up, stock split, subdivision, combination, or exchange of shares, or any dividend payable in stock or other securities is declared thereon or rights issued in respect thereof with a record date within such period, or any similar event occurs, the Exchange Ratio will be adjusted appropriately.

No fractional shares of Parent Common Stock and no certificates or scrip therefor, or book entry credit thereof, will be issued in the Merger. In lieu thereof, each holder of shares of Insight Common Stock who otherwise would be entitled to receive a fractional share of Parent Common Stock (after taking into account all shares of Insight Common Stock held by such holder immediately prior to the Effective Time) shall receive an amount of cash (without interest) equal to the product of (i) the Parent Share Value and (ii) the fractional share of Parent Common Stock to which such holder otherwise would be entitled.

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Shares of Insight Common Stock issued and outstanding immediately prior to the Effective Time as to which the holder of such shares shall have (i) not voted in favor of the Merger nor consented thereto in writing, (ii) properly complied with the provisions of Sections 1115.19 and 1701.85 of the Ohio Revised Code as to appraisal rights and any other Applicable Law and (iii) not effectively withdrawn or lost such holder’s rights to appraisal (each, an “Appraisal Share”), if any, shall not be converted into the right to receive the Merger Consideration, but instead at the Effective Time shall become the right to payment, solely from First Financial, of the fair value of such shares in accordance with the provisions of the Ohio Revised Code.

Insight’s obligation to effect the Merger is subject to the satisfaction or waiver at or prior to the Closing Date of certain conditions, including, without limitation, Insight’s receipt of our opinion to the effect that the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code.

OPINION

Based upon the foregoing, we are of the opinion that, under current law:

1. The Merger will be a reorganization within the meaning of Section 368(a) of the Code. Insight, Parent, and First Financial each will be a “party to the reorganization” within the meaning of Section 368(b) of the Code.

2. No gain or loss will be recognized by Insight, Parent, or First Financial as a result of the Merger.

3. The tax basis of the assets of Insight in the hands of First Financial will be the same as the tax basis of such assets in the hands of Insight immediately prior to the Merger.

4. The holding period of the assets of Insight to be received by First Financial will include the period during which such assets were held by Insight.

5. A holder of shares of Insight Common Stock receiving both cash and shares of Parent Common Stock in exchange therefor (other than any cash received in lieu of a fractional share of Parent Common Stock) will recognize gain, but not loss, in an amount not to exceed the amount of cash received (excluding any cash received in lieu of a fractional share of Parent Common Stock). For purposes of determining the character of this gain, such holder will be treated as having received only shares of Parent Common Stock in exchange for such holder’s shares of Insight Common Stock and as having redeemed immediately a portion of such shares of Parent Common Stock for the cash received (excluding any cash received in lieu of a fractional share of Parent Common Stock). Unless the redemption is treated as a dividend

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under the principles of Section 302(d) of the Code (to the extent of such holder’s ratable share of the undistributed earnings and profits of Insight), the gain will be capital gain.

6. A holder of shares of Insight Common Stock receiving cash in lieu of a fractional share of Parent Common Stock will recognize gain or loss as if such fractional share of Parent Common Stock were distributed as part of the Merger and then redeemed by Parent, subject to the provisions and limitations of Section 302 of the Code.

7. The aggregate tax basis of the shares of Parent Common Stock received by a holder of shares of Insight Common Stock in the Merger (including a fractional share of Parent Common Stock, if any, deemed to be issued and redeemed by Parent) generally will be equal to the aggregate tax basis of the shares of Insight Common Stock surrendered in exchange therefor, reduced by the amount of cash received by such holder in the Merger (other than any cash received in lieu of a fractional share of Parent Common Stock), and increased by the amount of gain recognized by such holder in the Merger (including any portion of the gain that is treated as a dividend, but excluding any gain or loss resulting from the deemed issuance and redemption of a fractional share of Parent Common Stock).

8. The holding period of the shares of Parent Common Stock received by a holder of shares of Insight Common Stock in the Merger (including a fractional share of Parent Common Stock, if any, deemed to be issued and redeemed by Parent) will include the period during which the shares of Insight Common Stock surrendered in exchange therefor were held.

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Our opinion is limited to the foregoing federal income tax consequences of the Merger, which are the only matters as to which you have requested our opinion. We do not address any other federal income tax consequences of the Merger or other matters of federal law and have not considered matters (including state or local tax consequences) arising under the laws of any jurisdiction other than matters of federal law arising under the laws of the United States.

Furthermore, our opinion does not address any federal income tax consequences of the Merger that may be relevant to a holder of shares of Insight Common Stock in light of that holder’s particular status or circumstances, including, without limitation, holders that are: (i) insurance companies, (ii) financial institutions, (iii) tax-exempt organizations, (iv) retirement plans, (v) broker-dealers, (vi) persons subject to the alternative minimum tax, (vii) persons whose shares of Insight Common Stock were acquired pursuant to the exercise of employee stock options, stock purchase plans, or otherwise as compensation, or through exercise of warrants, (viii) persons who receive shares of Parent Common Stock other than in exchange for shares of Insight Common Stock, (ix) persons who hold shares of Insight Common Stock as part of a hedge, straddle, constructive sale, conversion, or other risk-

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reduction transaction, (x) persons who hold shares of Insight Common Stock other than as capital assets, (xi) expatriates or persons who have a functional currency other than the U.S. dollar, (xii) pass-through entities and investors in such entities, (xiii) traders in securities that elect to use the mark-to-market method of accounting, (xiv) real estate investment trusts, (xv) regulated investment companies, (xvi) persons who are not U.S. holders, and (xvii) persons who exercise appraisal rights. We undertake no responsibility to update this opinion.

The opinion expressed herein is furnished specifically for you and your shareholders, and may not be relied upon, assigned, quoted, or otherwise used in any manner or for any purpose by any other person or entity without our specific prior written consent. Notwithstanding the preceding sentence, we hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement, and to the references to our firm in the Registration Statement under the captions “Questions and Answers About the Merger—What are the material U.S. federal income tax consequences of the Merger to me?,” “Summary—Material U.S. federal income tax consequences of the Merger,” “Summary—Conditions to the Merger—Closing Conditions for the Benefit of Insight,” “The Merger—Background of the Merger,” “The Merger—Material U.S. federal income tax consequences of the Merger,” “Description of the Merger Agreement—Conditions to completion of the Merger—Closing Conditions for the Benefit of Insight,” and “Legal Matters.” In giving such consent, we do not thereby admit that we fall within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Respectfully,

/s/ Vorys, Sater, Seymour and Pease LLP